EXHIBIT 5.1


                                   May 12, 1998


U S Liquids Inc.
411 N. Sam Houston Parkway East
Suite 400
Houston, TX 77060

Gentlemen:

      We have acted as counsel for U S Liquids Inc., a Delaware corporation (the "Company"), in connection with the registration by the Company under the Securities Act of 1933, as amended (the "Securities Act"), of the sale of up to 4,312,500 shares of Common Stock, par value $.01 per share (the "Shares"), of the Company pursuant to a Registration Statement on Form S-1 (as amended or supplemented, the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") on May 7, 1998. All terms used and not defined herein shall have the meanings set forth in the Registration Statement.

      We have examined such documents, records and matters of law as we have deemed necessary for the purposes of this opinion, and based thereon, we are of the opinion that the Shares to be issued and sold by the Company have been duly and validly authorized for issuance and, upon issuance pursuant to the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

      The foregoing opinion is based on and is limited to the laws of the General Corporation Law of the State of Delaware, and we render no opinion with respect to any other law.

      We hereby consent to the filing of the foregoing opinion as an exhibit to the Registration Statement and the reference to our firm under the caption "Legal Matters" in the Prospectus constituting a part of the Registration Statement.

                                          Sincerely,

                             HARTZOG CONGER & CASON